Exhibit 99.2
Cash Stock Election Term Sheet
     • Cash / Stock Election. Each shareholder of the Company, other than Lowry Mays, Mark Mays, and Randall Mays (and their affiliates) and the directors of the Company (the “Affiliated Holders”), will be offered the right to elect to receive in the Merger, for each share of common stock of the Company, either (i) cash in the amount of $39.20, or (ii) one share of voting common stock of the entity surviving in the Merger or a new holding company (in either case, the “Surviving Entity”) having a value (based on Sponsors’ investment as part of equity funding for the deal) equal to $39.20. The Sponsors, or the investment vehicle through which they invest, will receive identical shares in the Merger. Any rollover of stock or options, or other equity investment, by the Affiliated Holders will be made separate from the cash/stock election and so will not reduce the shares available for election by other Company shareholders, as listed under “Number of Shares.”
     • Consideration to the Affiliated Holders. In order to contribute to the price enhancement described above, the Affiliated Holders will agree to receive the original merger consideration of $37.60 per share in cash for each share of common stock (and options) of the Company they hold instead of $39.20 per share (or, in the case of a rollover separate from the cash/stock election as contemplated above, structure such rollover / exchange on terms that value existing company shares held by Affiliated Holders at $37.60 per share).
     • Number of Shares. The number of shares to be made available to existing Company shareholders will be approximately 30,769,230 (having a value of $1.2 billion and representing approximately 30% of the post-closing common stock of the Surviving Entity). Upon consummation of the Merger, no existing Company shareholder will hold more than 9.9% of the post-closing common stock of the Surviving Entity (the “Individual Cap”).
     • Pro Rata and Individual Cutbacks. In the event that the existing shareholders elect, in the aggregate, to receive stock of the Surviving Entity representing more than the number of shares available to existing Company shareholders as specified above (i.e., the 30,769,230 shares), there will be a pro rata cutback, based upon the number of shares electing to receive stock in the Surviving Entity. In addition, in the event that any existing shareholder elects to receive stock of the Surviving Entity representing more than the Individual Cap, such shareholder will receive the number of shares representing the Individual Cap, subject to the pro rata cutback, with the balance of shares being exchanged for cash at $39.20 per share.
     • Effect of Election; Timing of Election. Contemporaneously with their vote on the Merger, shareholders will make an irrevocable election to receive either cash or stock (subject to the cutback provisions set forth above). Any holders not electing stock will be deemed to have elected to receive cash in the Merger. Shareholders electing stock will be required to submit the certificates for the shares at the time of such election.
     • Trading. The shares issued in the transaction will be registered under the Securities Act of 1933, as amended. The shares will be freely tradable and will trade over the counter. The shares will not be listed on any national stock exchange.
     • Governance. The Board of Directors will be comprised of (i) 4 representatives of Thomas H. Lee, (ii) 4 representatives of Bain Capital, (iii) 2 representatives of management, (iv) 1 representative of Investor X and (v) 1 mutually agreeable independent director.
     • Voting Rights. Each share of common stock received in the Merger will be entitled to one vote per share on all matters submitted to a shareholder vote.
     • Dividends. Stockholders who elect to receive shares will, in their capacity as holders of the same class as will be issued to the Sponsors and/or their investment vehicle, have the right to receive pro rata share of any future dividends on same terms as apply to Sponsors.
     • Timing for Transaction. An amendment to the Merger Agreement will be executed on or before May 7. The shareholder meeting will be postponed and held in July or August depending upon SEC review. There will be no change to the expected closing date for the transaction.

     • Election of Directors. The Company will postpone its shareholder meeting set for May 22, 2007, for the election of directors, and will hold a special meeting within 90 days of the earlier of (i) a shareholder vote rejecting the Merger or, (ii) the termination of the Merger Agreement.
     • Voting Agreement. At or prior to the effectiveness of the amendment to the Merger Agreement, Investor X will enter into a Voting Agreement in support of the Merger, which will provide customary terms including restrictions on transfer of such shareholder’s shares of Company common stock prior to the record date and certain standstill provisions with respect to taking actions in opposition to the Merger.
     • Fees. The transaction fees payable to the Sponsors at closing will not exceed $87.5 million. Following the closing, unless otherwise approved by the members of the Board of Directors who are not representatives of the Sponsors or employees (including former employees) of the Company, the Company will not pay management, transaction, monitoring or any other fees to the Sponsors or their affiliates except pursuant to an arrangement or structure wherein public shareholders of the Surviving Entity are made whole for the portion of such fees paid by the Company that would otherwise be attributable to their share holdings.
     • Press Release. Any press release related to the transactions set forth herein will be made with the prior consent of Investor X.
     • Other Existing Shareholders. Except for an investment fund that has been specifically identified to Investor X, any investment fund that (i) is a stockholder of the Company, and (ii) has, after January 31, 2007, entered into equity agreements or understandings with the Sponsors with respect to the Merger shall have such equity commitment cancelled, and such holder will be treated ratably with other public shareholders of the Company (i.e., they will have the opportunity to elect stock in the Merger, but have no other arrangements to acquire equity securities of the Company). Sponsors shall not resell, participate or otherwise transfer any of Sponsor’s equity interest to any person whose equity commitment is so cancelled.